KLJ & Associates, LLP
CERTIFIED PUBLIC ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Destiny Corporate Enterprises, Inc.

As independent registered public accountants, we hereby consent to the use of our audit report dated May 14, 2014, with respect to the financial statements of Destiny Corporate Enterprises, Inc. in its registration statement Form S-1/A relating to the registration of 4,000,000 shares of common stock. We also consent to the reference of our firm under the caption "interest of named experts and counsel" in the registration statement.

/s/ KLJ & Associates, LLP
St. Louis Park, MN
May 15, 2014

1660 Highway 100 South
Suite 500
St. Louis Park, MN 55416
630.277.2330